Exhibit 99.1

China SHESAYS Retains CCG Investor Relations

CHENGDU, China, September 16, 2010 – China SHESAYS Medical Cosmetology Inc. (OTC Bulletin Board: CSAY) (“China SHESAYS” or the “Company”), which operates a chain of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province, today announced that it has retained CCG Investor Relations (“CCG”) to design and execute its investor relations campaign.

Founded in 2005, China SHESAYS operates a chain of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province of Southwest China. The Company provides a full range of services including cosmetic surgery, cosmetic dermatology, cosmetic dentistry, and cosmetic Traditional Chinese Medicine (“TCM”). Headquartered in Chengdu, China SHESAYS has become one of the fastest growing cosmetology businesses in China and one of the most renowned cosmetology hospital chains in Sichuan province. In only five years, the Company has grown into the second largest cosmetology player in the region in terms of revenue. Currently, the Company receives more than 20,000 patients each year.

Recently, the Company has founded three new medical cosmetic clinics in Yibin, Leshan and Zigong cities, in Sichuan province, and is currently constructing its second flagship hospital in Chengdu, where it expects to commence operation in the first quarter of 2011. While China SHESAYS’ primary focus remains on the local market in Sichuan province, the Company aims to expand its business into more provinces in Southwest China and other parts of China in the foreseeable future.

Albeit relatively new, the medical cosmetology industry has become one of the fastest growing industries in China. With more disposable income and an increasingly open attitudes towards medical cosmetology among Chinese consumers, the market for medical cosmetology in China exhibits enormous potential. According to a recent report by Beijing Zhengdian International Investment Consultancy, the turnover of China’s cosmetic industry was approximately $47.1 billion in 2008. Some independent research institutes have projected the turnover of China’s cosmetic industry at approximately $58.9 billion in 2009, or a growth rate of 25%. According to the Chinese Medical Doctor Association, the medical cosmetology market alone accounted for approximately $4.4 billion of turnover in 2009, and is expected to reach $58.9 billion by 2014, about 13 times the current consumption, representing a compound annual growth rate of 68%.

“In China, the general public is becoming increasingly accepting of medical cosmetology as people have witnessed the favorable impact that such procedures has on their personal development. In addition to bringing in world-class procedures and technologies, we are also enhancing our branding efforts in order to position ourselves as a leading provider of medical cosmetology services in China. As consumer awareness of medical cosmetology continues to increase, we believe we will be able to capture the tremendous opportunities in this largely underdeveloped market,” said Mr. Yixiang Zhang, Chairman and Chief Executive Officer of China SHESAYS. “We look forward to working with CCG to communicate to investors about our business operations and financial performance.” "Years of economic growth and improved living standards in China have dramatically changed the consumption pattern of the Chinese people. With a younger generation that is increasingly conscious of personal confidence and recognition, and a general population that is gradually becoming more open to medical cosmetology, we believe that medical cosmetology will experience growing demand in the future. China SHESAYS, which possesses a unique operating model of chain hospitals with strong expertise and premium quality service, is well positioned to take advantage of this increased demand," said Crocker Coulson, President of CCG Investor Relations.

For the six months ended June 30, 2010, China SHESAYS generated revenues of $6.0 million, an increase of 36.4% from $4.4 million for the same period in 2009. Net income remained largely flat at $1.5 million, but was actually higher than the full year of 2009 excluding fees associated with being a public company. In fiscal year 2009, revenues were $8.8 million and net income was $1.8 million.

About China SHESAYS Medical Cosmetology Inc.

China SHESAYS, founded in 2005, operates a chain of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province. The Company has a full range of services including cosmetic surgery, cosmetic dermatology, cosmetic dentistry, and cosmetic Traditional Chinese Medicine (“TCM”). Headquartered in Chengdu, China SHESAYS has become one of the fastest growing cosmetology businesses in China and one of the most renowed cosmetology hospital chains in Sichuan province. Currently, the Company receives more than 20,000 patients each year. For more information, contact CCG Investor Relations or visit China SHESAYS’ website at http://www.xichan.cn/.

About CCG Investor Relations

CCG is one of the nation's leading investor relations and strategic communications agencies. In business for more than 30 years, the agency provides a complete range of investor communications and counseling services to nearly 80 clients across multiple capital markets. CCG has been awarded a number of industry honors for its handling of complex investor relations and crisis communications matters. The agency's corporate headquarters is in Los Angeles with offices in New York, Beijing, Shanghai, Hong Kong, Frankfurt and Tel Aviv. For further information, contact CCG directly, or visit the Company's web sites at http://www.ccgir.com and http://www.ccgirasia.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward looking statements are based upon the current plans, estimates and projections of China SHESAYS' management and are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the forward looking statements. Such statements include, but are not limited to, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China, as well as all assumptions, expectations, hopes, beliefs, predictions, and intentions about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, general economic conditions; geopolitical events and regulatory changes, availability of capital, the Company’s ability to maintain its competitive position as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. China SHESAYS does not assume any obligation to update the forward-looking information contained in this press release.